Exhibit 10.1

PARS AWARD AGREEMENT

To:	_________ (“you”)
From:	Human Resources and Compensation Committee of the Board of Directors (the “Committee”)
Subject:	ESCO Technologies Inc. 2018 Omnibus Incentive Plan (“Plan”) – 2020 Award (“Award”)

1.Award. Effective _________ (the “Award Date”), the Committee has approved the award by ESCO Technologies Inc. (the “Company”) to you of _________ Performance-Accelerated Restricted Share Units (the “PARS Units”) pursuant to the Plan, representing the right to receive _________ shares of Company Stock (net of shares withheld for tax purposes using statutory tax rates) upon satisfaction of all of the terms and conditions set forth in this Award Agreement and in the Plan, a copy of which has been delivered to you.

2.Payout Terms.

(a)If you are continuously employed by the Company or a subsidiary, limited liability company, other entity directly or indirectly wholly owned by the Company (“Company Owned Entity”) from the Award Date through the close of business on the “Vesting Date” as defined in the following sections, you will become entitled to receive one share of Company Stock for each PARS Unit, and such total shares of Company Stock (or cash in limited circumstances) will be issued to you (net of shares withheld for tax purposes using statutory tax rates) as of the next business day after the Vesting Date.

(b)The Vesting Date is May 1, 2025. However, the Vesting Date may be accelerated as to all or part of the PARS Units upon the occurrence of one or more of the conditions set forth in section 2(c) and/or 2(d).

(c)If, as of any date during the two-year period commencing May 1, 2022 and ending April 30, 2024, the 30-Day Average Value Per Share of Company Stock reaches an amount set forth in column (A) below, the Vesting Date for the corresponding percentage of the PARS Units set forth under column (B) below will be accelerated according to the following schedule:

Acceleration Period	Vesting Date
5/1/2022 – 4/30/2023	11/1/2023
5/1/2023 – 4/30/2024	11/1/2024
After 5/1/2024	5/1/2025

(A) If the 30-Day Average Value Per Share of Company Stock reaches at least:	(B) The Cumulative Percent of Award Accelerated shall be:
$85.91	100%
$80.31	50%

Whether or not the above conditions for acceleration are met, the Committee may, but shall not be obligated to, in its sole discretion authorize full or partial acceleration of the Vesting Date based upon its evaluation of the Company’s financial performance against such other performance measures as the Committee may consider appropriate, including (by way of example and not limitation) cash flow, earnings, sales and margins.

(d)(i) Notwithstanding sections 2(a), 2(b) or 2(c), if there is a Change of Control resulting in the Company Stock no longer being publicly held and traded on the New York Stock

Exchange before all shares of Company Stock under this Award have been issued to you under this Award and you are and have been continuously employed by the Company or a subsidiary, limited liability company, other entity directly or indirectly wholly owned by the Company (“Company Owned Entity”) through and on the effective date of the Change of Control (the “CoC Effective Date”) then (A) below shall apply and if the conditions in (A) cannot be met then (B) shall apply.

(A)

The PARS Units granted to you pursuant to this PARS Award Agreement shall be replaced by an equity award agreement of Acquirer, as defined in the ESCO Technologies Inc. Fourth Amended and Restated Severance Plan dated November 17, 2020 (the “Severance Plan”) provided all of the following conditions are met:

(I)	Acquirer’s common stock is publicly held and widely traded on an established U.S. stock exchange, either NYSE or NASDAQ; and
(II)

Such PARS Units are converted to units of the Acquirer’s common stock at a total value equal to the PARS Units (“Replacement Units”) under an equity award agreement (“Replacement Agreement”) with terms at least as favorable as the terms of this PARS Award Agreement. For the purposes of conversion, the value of the PARS Units shall be calculated based on the average closing price of the Company shares for the ten days prior to the Change of Control and the value of the Replacement Units shall be calculated based on the average closing price of common stock of the Acquirer for the ten days prior to the Change of Control. The Replacement Agreement shall provide that each Replacement Unit when vested shall equal one share of Acquirer’s common stock and unless earlier distributed such Acquirer common stock (net of tax withholdings) will be distributed to you three years after the original date of the award of the PARS Units (“Replacement Award”). Such Replacement Agreement shall not include the ownership requirements of Section 3. The Replacement Agreement shall also provide that (a) Replacement Units shall vest and Acquirer common stock will be issued to you equivalent to such Replacement Units (less shares withheld for applicable taxes) on the termination of your employment Without Cause (as defined in the Severance Plan) or your termination with Good Reason (as defined in the Severance Plan), and (b) if you retire with at least 5 years of total employment with the Company and/or the Acquirer (“Retirement”) then you shall receive the number of shares equal to the undistributed shares under this PARS Award multiplied by the percentage which is the number of months elapsed during the PARS Award Term as of the retirement date compared to the total number of months in the PARS Award Term. If prior to the vesting of such Replacement Units your employment ends, other than for Retirement, Without Cause, or with Good Reason, Replacement Units shall not vest and the Replacement Award shall be cancelled.

(B)

The PARS Units granted to you pursuant to this PARS Award Agreement shall not be replaced if the Successor Entity determines it will not or cannot replace the PARS Award granted pursuant to this Agreement. In such event then the entire then-remaining undistributed portion of the Award will be converted into the right to receive cash in an amount equal to the number of then-remaining undistributed PARS Units multiplied by the average of the daily closing price of the Company’s common stock on the New York Stock Exchange over the last ten trading days preceding the CoC Effective Date, and such cash will be paid to you (net of required tax withholdings) within 30 days after the CoC Effective Date.

(ii)If before a CoC, all PARS Units under this Award have not been distributed to you in shares of Company Stock and you have been continuously employed by the Company or a Company Owned Entity and not more than ninety (90) days prior to the CoC Effective Date your employment with the Company or Company Owned Entity was terminated not because of your death, Disability, or for Cause, and such termination was done at the request of a third party who, at such time, had taken steps reasonably calculated to effect a Change of Control, and such Change of Control subsequently does occur then the entire then-remaining undistributed portion of the Award will be converted into the right to receive cash in an amount equal to the number of then-remaining PARS Units multiplied by the average of the daily closing price of the Company’s common stock on the New York Stock Exchange over the last ten trading days preceding the CoC Effective Date, and such cash will be paid to you (net of required tax withholdings) within 30 days after the CoC Effective Date.

(iii)In the event of a CoC this subsection 2(d) shall control all distributions of shares and compensation under this Award.

(iv)Anything in this PARS Award Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company, Company Owned Entity or Successor Entity to or for the benefit of you (whether paid or payable or distributed or distributable pursuant to the terms of this PARS Award Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) (or any other provision of the Code relating to excise taxes or “excess parachute payments”) then Section 10 of the Severance Plan shall apply.

(e)Notwithstanding any other provision of this section 2, if your employment terminates on account of death or Disability prior to the time you become entitled to receive a distribution in respect of this Award, the Committee, in its absolute discretion, may make such full, pro-rata, or no distribution of Company Stock in satisfaction of this Award as it may determine, either to you or, if termination is on account of death, to your surviving spouse, heirs or estate as it may determine, all in its sole and complete discretion. If your employment terminates on account of retirement with the approval of the Committee:

(i)Any PARS Award granted to you within 12 months prior to the participant’s retirement date shall be forfeited and no distribution shall be made;

(ii)With respect to any other outstanding PARS Award, that portion, if any, of the Award for which the distribution date has been accelerated in full or in part due to satisfaction of the applicable performance goal(s) prior to your retirement date shall vest and be distributed in full;

(iii)All other outstanding PARS Awards (including any non-distributed portion of an Award distributed in part under the preceding clause (ii)) shall vest and be distributed to you pro rata based on the number of months elapsed during the PARS Award Term as of the retirement date compared to the total number of months in the PARS Award Term; and

(iv)Any distribution to which you become entitled under this section shall be made as soon as administratively feasible but not later than 2½ months after your retirement date.

3.Share Ownership Requirements. You are expected to own shares of Company Stock with a fair market value equal to a multiple of your total cash compensation (the “Share Ownership Requirement”). If you do not currently meet your Share Ownership Requirement, you must retain 100% of any Award distribution which you receive under section 2 (which will be net of any tax withholdings) until the Share Ownership Requirement is satisfied. Thereafter you must maintain ownership of a sufficient number of shares of Company Stock to ensure that the Share Ownership Requirement remains satisfied. The satisfaction of the requirements of this section 3 will be reviewed periodically as determined by the Committee. In addition, you may not dispose of any portion of the beneficial interest in Company Stock received (net of any withheld shares) on account of the Award within 12 months after the Company Stock is delivered to you, or such earlier time as you cease to be a “named executive officer” of the Company.

4.Definitions. For purposes of the Award, the following terms have the following meanings:

(a)“30-Day Average Value Per Share” means the average of the daily closing price of Company Stock on the New York Stock Exchange over any period of 30 consecutive trading days on which Company Stock is traded.

(b)“Cause” means:

(i)Your willful and continued failure to perform substantially all of your duties with the Company or Company Owned Entity (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for such performance is delivered to you by the Company’s Board of Directors in a case where you are the Chief Executive Officer of the Company (“CEO”), or otherwise by the CEO, which specifically identifies the manner in which such Board or CEO believes that you have not substantially performed your duties, or

(ii)Your willful engagement in (A) illegal conduct (other than minor offenses), or (B) conduct which is in breach of your fiduciary duty to the Company or Company Owned Entity and which is demonstrably injurious to the Company or Company Owned Entity, its reputation or its business prospects.

(c)“Change of Control” means:

(i)The purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote at any general or special meeting of shareholders; or

(ii)A change in composition of the Board of Directors of the Company (the “Board” and, as of the date hereof, the “Incumbent Board”) resulting in individuals who constitute the Incumbent Board ceasing for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

(iii)Approval by the stockholders of the Company of (A) a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or (B) a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, an isolated sale, spin-off, joint venture or other business combination by the Company, which involves one or more divisions of the Company or Company Owned Entity and is approved by a majority vote of the Incumbent Board, shall not be deemed to be a Change of Control.

(d)“Company Stock” means the common stock of the Company.

(e)“Disability” means your absence from your duties with the Company or Company Owned Entity on a full-time basis for 90 consecutive business days as a result of incapacity due to mental or physical illness which incapacity is determined to be total and permanent by a physician selected by the Company or Company Owned Entity or its insurers and acceptable to you or your legal representative.

(f)“Fiscal Year” means the fiscal year of the Company, which as of the date hereof is the twelve month period commencing October 1 and ending September 30.

5.Taxes. Company Stock issued pursuant to an Award shall be valued for tax purposes at its closing price on the New York Stock Exchange on the Vesting Date, or if the Company Stock is not traded on such Exchange on the Vesting Date, then on the last day prior to the Vesting Date on which the Company Stock is traded on such Exchange. Sufficient shares of Company Stock or cash, as the case may be, shall be withheld from any distribution hereunder to satisfy the Company’s tax withholding requirements in respect of such distribution.

6.Covenants.

(a)To the extent that you engage in conduct described in section 6(b) during the period beginning on the Award Date and ending two (2) years after the date on which you receive the final distribution of Company Stock (or payment of cash, in the event of a Change of Control) to which you are or become entitled under section 2 of this Award, you agree that the Company and/or any Company Owned Entity (as appropriate) shall be entitled to recover amounts as described in section 6(c).

(b)The conduct described in this section 6(b) is any of the following:

(i)As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly carrying on any business or becoming involved in any business activity, which is (A) competitive with the business of the Company or any Company Owned Entity, as presently conducted and as said business may evolve in the ordinary course, and (B) a business or business activity in which you were engaged in the course of your employment with the Company or any Company Owned Entity; but notwithstanding the foregoing, nothing herein shall prevent you from being a 2% or less shareholder of a publicly traded corporation;

(ii)As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly recruiting, soliciting or hiring, or assisting anyone else in recruiting, soliciting or hiring, any employee of the Company or any Company Owned Entity;

(iii)Inducing or attempting to induce, or assisting anyone else to induce or attempt to induce, any customer of the Company or any Company Owned Entity to discontinue its business with the Company or Company Owned Entity;

(iv)Engaging in the unauthorized use or disclosure of confidential information or trade secrets of the Company or any Company Owned Entity resulting in harm to the Company or any Company Owned Entity; or

(v)Engaging in intentional misconduct resulting in a financial restatement or in an increase in your incentive or equity compensation.

(c)In the event you engage in conduct described in section 6(b), the Company and/or any Company Owned Entity (as appropriate) shall be entitled:

(i)To cancel this Award; and/or

(ii)To recover from you (1) any shares of stock (or payment of cash, in the event of a Change of Control) transferred to you under this Award during any period(s) (A) that you were in breach of any of the above described covenants or (B) in the case of intentional misconduct resulting in a financial restatement during the periods that required statement, but in either case not to exceed three years , and (2) the proceeds from any sales of such shares received under this Award during the above time periods to the extent such shares transferred to you under this Award have been sold or retained by the Company to pay your taxes.  The Committee shall have sole discretion in determining the amount that shall be recovered from you under this subsection (ii).

7.Choice of Law; Venue. This Award shall be construed and administered in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law which might otherwise apply. In light of the fact that the Company is headquartered in St. Louis, Missouri, the Plan was established and is administered in the State of Missouri and the majority of the Committee’s meetings are held in the State of Missouri, any litigation concerning any aspect of this Award shall be conducted exclusively in the State or Federal Courts in the State of Missouri.

8.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

9.Amendment. The Award may be amended by written consent between the Company and you.

10.Understanding of Agreement. You acknowledge that you have had a reasonable period of time to study, understand, and consider this Agreement, that you have the right to consult with counsel of your choice prior to signing the Agreement, that you have read the Agreement and understand all of its terms, that you are entering into the Agreement knowingly and voluntarily, that in so doing you are not relying upon any statements or representations of the Company or its agents other than as expressly provided in this Agreement, and that the Agreement is fair and reasonable.

Executed _________.

ESCO TECHNOLOGIES INC.		AGREED TO AND ACCEPTED:

By:	_________	_________
	Vice President	Participant